Exhibit 99.1
Forward-Looking Statements
Statements made during our conference call on October 24, 2019 contained statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: its ability to execute its strategic operational plan, including its vertical strategy and process and common platform improvement initiative, its ability to successfully leverage its scale, and its ability to deliver profitable growth. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “impact,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.
Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: risks associated with changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; our ability to be recognized as an employer of worksite employees under federal and state regulations; our ability to mitigate business risks associated with our co-employment relationship with our worksite employees; our ability to secure private and confidential client and worksite employee data and our information technology infrastructure against cyber-attacks and security breaches; our ability to manage unexpected changes in workers’ compensation and health insurance claims by worksite employees; fluctuation in our results of operation and stock price as a result of numerous factors, many of which are outside of our control, such as the volume and severity of our workers’ compensation and health insurance claims and the amount and timing of our insurance costs, operating expenses and capital expenditure requirements; failures or limitations in the business systems we rely upon; our ability to improve our technology to meet the expectations of our clients; our ability to properly manage our internal controls over financial reporting; our ability to effectively integrate businesses we have acquired and new businesses we may acquire in the future; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our ability to effectively manage and improve our operational processes; market acceptance of our vertical strategy; our ability to manage our sales force effectively; the ability of our products and services to compete effectively in our industry; the concentration of our clients in certain geographies and industries; the outcome of existing and future legal proceedings; changes in our income tax positions or adverse outcomes from on-going and future audits; adverse changes in our insurance coverage or our relationships with key insurance carriers; our ability to manage our client attrition; our ability to comply with the restrictions of our credit facility and meet our debt obligations; the impact of concentrated ownership in our stock; and the effects of increased competition and our ability to compete effectively.
Further information on risks that could affect TriNet’s results is included in our filings with the U.S. Securities and Exchange Commission (SEC), including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in the conference call, and any forward-looking statements in conference call speak only as of the date of the conference call. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures
For reconciliations of non-GAAP financial measures referenced in the conference call transcript to TriNet’s financial results as determined in accordance with GAAP, please see our earnings press release or our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, both of which are available on our website or through the SEC website. A reconciliation of our non-GAAP forward-looking guidance to the most directly comparable GAAP measures is also available on our website.

TriNet Group, Inc. Q3 2019 Earnings Call
October 24, 2019, 5:00 p.m. ET
Operator
Good day and welcome to the TriNet Third Quarter 2019 Conference call. TriNet has given me a script to read to the audience and it goes - TriNet 8-K and the 10-Q filings will both be delayed pending the SEC's EDGAR system coming back online. However, we will proceed the call and a transcript of this call will be filed. I would now like to turn the conference over to Alex Bauer, Investor Relations. Please go ahead.
Alex Bauer -- Executive Director, Investor Relations
Thank you, operator. Good afternoon everyone and welcome to TriNet's 2019 third quarter conference call. Joining me today are Burton M. Goldfield, our President and CEO, and Richard Beckert, our Chief Financial Officer. Our prepared remarks were pre-recorded. Burton will begin with an overview of our third quarter operating and financial performance. Richard will then review our financial results in more detail. We will then open up the call for a Q&A session. Before we begin, please note that today's discussion will include our 2019 fourth quarter and full-year guidance and other statements that are not historical in nature or predictive in nature or depend upon or refer to future events or conditions, such as our expectations, estimates, predictions, strategies, beliefs or other statements that might be considered forward-looking. These forward-looking statements are based on management's current expectations and assumptions and are inherently subject to risks, uncertainties and changes in circumstances that are difficult to predict and that may cause actual results to differ materially from statements being made today or in the future, except as may be required by law, we do not undertake to update any of these statements in light of new information, future events or otherwise.
We encourage you to review our most recent public filings with the SEC including our 10-K and 10-Q filings for more detailed discussions of the risks, uncertainties and changes in circumstances that may affect our future results or the market price of our stock. In addition, our discussion today will include non-GAAP financial measures, including our forward-looking guidance for non-GAAP net service revenues, adjusted EBITDA, adjusted EBITDA margin and adjusted net income. For reconciliations of our non-GAAP financial measures to our GAAP financial results, please see our earnings release or our 10-Q filing for our third quarter of 2019, which are available on our website or through the SEC website. A reconciliation of our non-GAAP forward-looking guidance to the most directly comparable GAAP measures is also available on our website.
With that I will turn the call over to Burton for his opening remarks.
Burton M. Goldfield -- President and Chief Executive Officer
Thank you, Alex. In the third quarter, we continue to accelerate our business momentum. The TriNet sales and services organization successfully delivered value in the verticals we serve. The revenue and volume growth is expected to continue. Our third quarter financial results were impacted by higher health costs, as the trend we experienced in the first and second quarter continued with one national carrier.
We have taken steps to mitigate these higher costs and we anticipate returning to a normalized cost trend in 2020. In the third quarter, we grew GAAP total revenues 11% year-over-year to $969 million, while net service revenues declined by 4% year-over-year to $221 million.
Professional service revenues grew 8% year-over-year to $130 million. The strength in professional service revenues in the quarter reflected our continued focus on keeping the customers at the center of everything we do. Customer retention continued to improve in the quarter and was a key driver of this out performance. During the third quarter, we grew insurance service revenues by 11% year-over-year to $839 million, while net insurance service revenues declined 17% year-over-year to $91 million for the quarter. Net insurance service revenues were impacted by higher health costs. Later in my prepared remarks, I will elaborate on the drivers of the increased costs. In the third quarter, our Q3 GAAP earnings per share grew 11% year-over-year to $0.78 per share.
Our Q3 adjusted net income per share grew 8% to $0.81 per share, both within our guidance range. Finally, we finished the quarter with approximately 332,000 worksite employees up 4% year-over-year primarily due to further improvement in our customer retention, which continues a trend that began in February, and continued strong hiring from our installed base, reflecting our solid business mix.
Through our differentiated business model and go-to-market approach, we primarily target white and gray-collar customers. This has generally insulated us from some of the more cyclical verticals. One example of the benefits of this strategy was reduced impact to our volume from fewer seasonal workers leaving in Q3. Overall, I am very pleased with the performance of our client services and sales teams. Their efforts have led to improve retention and our overall WSE growth.
Returning to net insurance service revenues, insurance costs were impacted by higher than expected costs at one of our carriers. This has continued a trend we cited on our first and second quarter earnings calls. This is best illustrated by two key drivers of the higher than expected costs at this carrier.
First, we saw a shift in pharmaceutical utilization from brand-name drugs to higher cost specialty drugs. And second, we saw significant health network cost increases in a geographic region serviced by this carrier. As we look forward to 2020, we have implemented specific changes that will mitigate these drivers of higher costs. This should result in a strong 2020 financial performance properly reflecting our broad return to growth.
These include three key changes. First, for plan year 2020 and beyond, after proactive engagement with our carrier partner, we negotiated ongoing pharmaceutical costs relief including rebates. As a result, we expect overall pharmaceutical costs to return to its historical trend.
Second, we have been working with our carriers to obtain greater cost trend visibility. This will help us further improve our underwriting and pricing of our health benefit plans.
Finally, we have repriced our insurance book to risk. Between the fourth and the first quarters approximately 80% of our health book renews. The regional population, which drove these elevated costs renews on January 1. The recent health experience was captured in the renewal.
As a result of these changes, we believe the 2020 performance of insurance cost, as measured by net insurance margin, should be in the 11% to 12% range.
In addition to the changes we have made, we have added a new carrier available January 2020 for the benefit of our New York-based customers, Empire Blue Shield Blue Cross. Empire has served New Yorkers for over 80 years, and now serves more than 4 million members and more than 38,000 businesses and small employers in New York.
This addition means that TriNet now offers small and medium-size businesses in New York access to UnitedHealthcare, Aetna and Empire. We believe this comprehensive choice puts our customers at an advantage in this historically competitive labor market.
Stepping away from insurance, overall, I am very pleased with the momentum in our business, especially when measured by our GAAP revenue growth, professional service revenues growth and WSE volume growth.
Our improved client retention and service levels have been key drivers of our momentum and represent one of our most significant 2019 achievements. As I stated on our last call, we have successfully combined our improved customer service with analytics. By leveraging this combination, we can identify and remediate problems sooner, resulting in an improved client experience.
For example, during the quarter, a current 400 plus WSE customer was facing a slowdown in their overall business. The customer embarked on cost-cutting measures putting their TriNet relationship at risk due to expense concerns. Our analytics identified the customer as at-risk and the client services team proceeded to deliver a multi-layered account management plan to support the customer throughout their slowdown. This plan included an enterprise pricing contract, which provided the customer greater expense certainty over a longer period, expanded human capital support, including a human capital roadmap. The customer’s Director of HR left and rather than backfilling the position the customer expanded its reliance on TriNet's human capital support. Finally, TriNet delivered increased technical support, which help facilitate third-party systems integrations and customize reporting.

As a result of these efforts, the customer has recommitted to TriNet. Anecdotes like this, where TriNet is proactively engaging our customers with relevant solutions, are not unique. Ultimately, our 2020 financial and operational success will be supported by efforts like these.
We remain pleased with our new sales efforts. During the quarter, we successfully sold our product and services in complex value-added situations. For example, TriNet's vertical strategy won the business of a Florida-based private equity group through the TriNet Financial Services team. In this case, the group also saw tremendous value using TriNet for their portfolio companies.
Immediately following the onboarding of this private equity group, we then on-boarded one of their portfolio companies into our TriNet professional services product. We have found significant business opportunities when we leverage our vertical products and expertise for the portfolio companies of our private equity customers.
Our platform continues to evolve. Just last week we announced the launch of our new benefits enrollment site. This timely launch is critical, with 2020 open enrollment quickly approaching. The new site will improve the enrollment experience by providing our WSEs with an intuitive experience for comparing and contrasting our extensive health plan offerings. We have made significant progress in 2019 with continued sales successes, increased product functionality and improved customer experience.
We are experiencing positive business momentum as a result of these efforts. We are excited for our important fall selling season and look forward to a strong 2020. Now let me turn the call over to Richard for a review of our financials. Richard?
Richard Beckert -- Senior Vice President and Chief Financial Officer
Thank you, Burton. As we review the financials, I will focus on the GAAP and non-GAAP numbers where appropriate. During the third quarter, GAAP total revenue increased 11% year-over-year to $969 million and net service revenue declined by 4% year-over-year to $221 million. We finished the third quarter with approximately 332,000 worksite employees, showing 4% year-over-year growth.
Average WSE count for the third quarter was approximately 331,000, also a 4% year-over-year increase. Professional service revenue for the third quarter increased 8% year-over-year to $130 million. Professional service revenues benefited from improved WSE retention, as client services continued to constructively engage our clients, and continued strong hiring from our installed base. Insurance service revenue for the third quarter increased 11% year-over-year to $839 million and net insurance service revenue decreased 17% year-over-year to $91 million. As Burton discussed, net insurance service revenues was impacted by increased cost at a carrier, where we saw a mixed shift to specialty pharmaceuticals from brand-drugs and a higher than expected provider network cost increases in a segment of this business.
The health costs move in the third quarter represents a 4-point variation from our quarterly health costs forecast. The health costs move outside of our normal 2- to 4-point quarterly health cost variation occurred with one of our national carriers, where we saw higher cost, we experienced adverse selection with a segment of the customers on their plan in one region. The mix shift and adverse selection together accounted for approximately half of the third quarter health cost variation. As we have stated in the past, the bottom end of our annual guidance range attempts to capture a 2-point variation from our insurance cost forecast. We are experiencing that move in 2019.
For 2020, we believe we have mitigated these higher insurance costs by capturing pharmaceutical rebates from the underperforming national carrier, improving our visibility into the drivers of our insurance cost trends, repricing the underperforming segment in our one region and adding additional carrier choices for our WSEs.
Our third quarter GAAP effective tax rate was 18%. Our tax rate in the quarter was impacted by the benefit from the tax treatment of employee equity compensation. For the quarter, our non-GAAP tax rate was 26%.
GAAP net income increased 8% year-over-year to $55 million or $0.78 per share, compared to $51 million or $0.71 per share, in the same quarter last year. Adjusted net income increased 6% year-over-year to $58 million or $0.81 per share, compared to $55 million or $0.75 per share in the same quarter last year. Adjusted EBITDA for the third quarter increased 8% year-over-year to $93 million, compared to $88 million during the prior-year period for an adjusted EBITDA margin of 43%. We closed the third quarter with total cash of $216 million and working capital of $253 million, versus $219 million and $236 million, respectively, in the second quarter of 2019.
Through the nine months ending September 30th, 2019, we generated $146 million of positive corporate cash flow from operating activities and used $357 million primarily comprised of WSE related payroll tax obligations. As a result, total cash outflow from operations was $211 million. We spent approximately $22 million to repurchase approximately 307,000 shares of stock in the third quarter.
Turning to our 2019 fourth quarter outlook, I will provide both GAAP and non-GAAP guidance. Our outlook reflects our expectation that the health cost trend we discussed today will continue in the fourth quarter. For Q4 2019, we expect GAAP revenue of approximately $1 billion, representing a year-over-year growth of 9% to 10% and net service revenues in the range of $215 million to $232 million, which represents a year-over-year decline of minus 4% to 3% growth.
Adjusted EBITDA is expected to be in the range of $88 million to $105 million for the quarter, representing an adjusted EBITDA margin range of 41% to 45%. We expect GAAP earnings per share in the range of $0.61 to $0.79 per share and adjusted net income per share in the range of $0.74 to $0.91 per share.
Regarding our full year 2019 guidance, given three quarters of performance and our fourth quarter guidance, we are lowering our net service revenue, adjusted EBITDA and GAAP and adjusted EPS guidance ranges. We are forecasting GAAP revenue to be approximately $3.85 billion, representing a year-over-year growth of 10%.
We now expect net service revenue in the range of $918 million to $935 million, representing a year-over-year growth of 3% to 5% and down from $938 million to $951 million. Adjusted EBITDA is now expected to be in the range of $374 million to $391 million, down from $385 million to $400 million, and represents a 41% to 42% adjusted EBITDA margin.
GAAP earnings per share are now in the range of $2.90 to $3.09, down from $2.99 to $3.16 and adjusted net income per share is now in the range of $3.22 to $3.40, down from $3.34 to $3.50. With that, I'll return the call to Burton for his closing remarks. Burton?
Burton M. Goldfield -- President and Chief Executive Officer
Thank you, Richard. Our professional service revenues, WSE volume and resultant GAAP revenue growth have set the stage for continued momentum into 2020 and beyond. We look forward to completing a successful fall selling season and are optimistic about the large addressable market in the six verticals that TriNet serves. Operator?
Operator
We will now begin the question-and-answer session. [Operator Instructions] Our first question will come from Kevin McVeigh of Credit Suisse. Please go ahead.
Kevin McVeigh -- Credit Suisse -- Analyst
Great, thanks. Hey, just to follow up on the healthcare costs a little bit, it sounded like there was some impact in Q1 and Q2, and then outsized in Q3. Any sense of what the incremental was that it was so much more impactful in Q3 relative to one and two?
Richard Beckert -- Senior Vice President and Chief Financial Officer
Sure. So the first part, Kevin, is that, as you know, they are still burning through their deductibles in Q1. And as we've said on a regular basis, as you know, you can have volatility in any one quarter up to 4 points. We experienced that in Q3. As we previously noted, the one national carrier continued to see higher costs. And in particular, we experienced adverse selection with a segment of the customers and the pharma mix shift as well. These two latter things were approximately half of the Q3 cost variation. As we said on the call, though, we've already mitigated that for 2020, we've secured a pharma rebate for one of the national carriers that was running hot, we've obtained greater cost visibility into their book of business and we've also already repriced the Q4 and Q1 cohorts that reflect to their new risk profile. We added an insurance carrier in that additional place for that particular region and we believe for 2020 we will now have an 11 to 12 net insurance margin.
Kevin McVeigh -- Credit Suisse -- Analyst
Got it. And then, I guess the other thing is, any sense of -- if you're able to share what percentage of the WSEs that would have impacted?
Richard Beckert -- Senior Vice President and Chief Financial Officer
It's a very small percent. If you're asking about from an adverse selection, it's very small. So, if they all decided that they would like to select out when they price to risk, that's already factored into the forward-looking guidance for the end of this year and next year, less than 1%.

Kevin McVeigh -- Credit Suisse -- Analyst
Got it. And then just one more and I'll get back in the queue. You were still able to maintain the EBITDA come within that range. Where was the offset or would it just been, had it not broken this way, that would have just been that much more upside to the print?
Richard Beckert -- Senior Vice President and Chief Financial Officer
No. So, what we had said earlier, we had already seen that one carrier was starting to get hot in Q2. As that continued we started to take the necessary actions in the quarter to start to mitigate that and then we lowered the variable incentive compensation, reflecting the financial performance that we're now forecasting.
Operator
The next question will come from Andrew Nicholas with William Blair. Please go ahead.
Andrew Nicholas -- William Blair -- Analyst
Hi guys, good afternoon. First, I wanted to touch on WSE growth, obviously is quite strong in the quarter. I think nearly 4.5%, which is even a bit higher than what we had modeled. I'm just wondering if you could help me size the different drivers of growth there, you've talked quite a bit about retention being improved. Was that the bulk of the strength or did you also have continued strength in hiring? And then, on a related note, if you are seeing any strength in a particular vertical or geography?
Richard Beckert -- Senior Vice President and Chief Financial Officer
So, I'll start with the renewals and change in existing, I'll let Burton talk about the sales force. So, as you all recall, about a year ago now, we've invested heavily in our ability to retain and make happier customers. We have been on that path for a year and as we said last quarter, we started to see a significant benefit from that. We're seeing that again in Q3 and we expect that to continue into Q4 and into next year, but we also have seen again for another quarter of strong change in existing for our current installed base. That's a statement. As we have moved into more white-collar and blue and gray that perform like white collar, we've seen, although this is a very tight job market, they really see a benefit to everything that TriNet brings to them and we believe the Company's selections that we have, have actually grown fairly well. With that, I'll pass it over to Burton to talk about the top-end with the sales reps.
Burton M. Goldfield -- President and Chief Executive Officer
Andrew, I think that the vertical strategy is working and just to accentuate what was just said, the customers are hiring new employees and the growth in what we call CIE, or change in existing, has been strong and I believe that the companies that we're serving are growing and prospering. I'm also happy with the sales productivity and the sales results. So, it's across the board. All of the verticals are moving forward and growing, and I believe that we'll see strength in all six of our verticals as we approach the New Year and come into 2020. So, as I said in my prepared remarks, it is a combination of the change in existing, the retention in the focus this last year in retention and new sales, all three.
Andrew Nicholas -- William Blair -- Analyst
Great, thank you. And then back to the healthcare costs. It sounded like, and correct me if I'm wrong, the addition of a new carrier was partly to try and mitigate that issue in that region. I am just curious maybe if you could talk about your broader strategy around carriers, what of the considerations about adding carriers in different areas and regions and how that could potentially be maybe a more proactive or a proactive way of avoiding some of the higher costs that are more unexpected.
Richard Beckert -- Senior Vice President and Chief Financial Officer
One of the biggest separations between TriNet and other companies is that we try to have multiple choices for our clients. We felt it was important that in the New York metro area, that's an important add-on carrier. We're very happy that they joined us, it does allow us to have selection for our clients and we think that's beneficial. We also use that strategy, we have some national carriers, we have two national carriers, and then we have regional carriers. So, we by far have more choices than any other PEO and we're proud of that.

Andrew Nicholas -- William Blair -- Analyst
Thank you.
Operator
[Operator Instructions] The next question will come from David Grossman of Stifel Financial. Please go ahead.
David Grossman -- Stifel Financial -- Analyst
Thank you. Good afternoon. So, I'm wondering is -- sorry, I didn't get all the guidance down, Rich. Can you perhaps just slowly repeat the fourth quarter guidance?
Richard Beckert -- Senior Vice President and Chief Financial Officer
Sure. If you look at the guidance for the quarter, let me just turn to that place. We will be $1 billion, representing year-over-year growth of 9% to 10%, net services revenue will be in the range of $215 million to $232 million, which represents year-over-year decline of minus 4% to 3%. Adjusted EBITDA is expected to be in the range of $88 million to $105 million for the 4th quarter, representing an adjusted EBITDA margin range of 41% to 45%. We expect GAAP earnings per share in the range of $0.61 to $0.79 per share and adjusted net income per share in the range of $0.74 to $0.91 per share.
David Grossman -- Stifel Financial -- Analyst
Thank you for repeating that and, just to go back to the various issues in the health insurance book. Maybe you could help us understand how these things come about and transition into the remedies, the three or four remedies that you articulated, that you think will return you back to a more normalized margin. Because it's not always obvious how these things come about and how you can anticipate or just not anticipate that these things happen.
Richard Beckert -- Senior Vice President and Chief Financial Officer
Sure. But, as we have said on our call and said on our previous call, we have one national carrier that was running hot. We started to see a mix shift to specialty pharmaceuticals from brand-drugs and we had higher than expected provider network costs in segments of the business. So, what we were able to do over the course of last quarter was negotiate with them as a partner and we will now get rebates from that particular national carrier, which mitigates that in 2020. And we've also been able to get greater visibility into their pharmas, which allows us to also do a better job in forecasting and pricing to risk for our clients. We were able to then take that information and reprice the Q4 and Q1 cohorts. So people understand, that is approximately 80% of our installed base. So that has already been performed. We added Empire, which has been a great add for us, and we believe all these actions will allow us to be in the 11% to 12% range for 2020.
Operator
[Operator Closing Remarks]
Call participants:

Alex Bauer -- TriNet, Executive Director, Investor Relations
Burton M. Goldfield -- TriNet, President and Chief Executive Officer
Richard Beckert -- TriNet, Senior Vice President and Chief Financial Officer
Kevin McVeigh -- Credit Suisse -- Analyst
Andrew Nicholas -- William Blair -- Analyst
David Grossman -- Stifel Financial -- Analyst